Exhibit 4.6

Addendum, effective January 1, 2017, to Power Supply Agreement dated January 2, 2011

(ELECTRICITY SUPPLY CONTRACT BETWEEN

ELECTRO ORIENTE S.A. AND CEMENTOS PACASMAYO)

Term: Through November 30, 2022

Through the Third Addendum to the Electricity Supply Contract signed between Cementos Selva S.A. (CSSA) and ELECTRO ORIENTE (ELOR) both parties agreed to: (i) extend the term of the Agreement for an additional term of five (5) years until November 30, 2022, and (ii) reduce the rate by 18%.

Also, ELOR assumes the following additional commitments that benefit CSSA: (i) Assuming all types of overheads for thermal generation; (ii) Maintenance of certain infrastructure corresponding to CSSA (60KV sub-transmission line, 22.9KV medium voltage primary line, power station substation, and yard of keys); (Iii) Improve the reliability of the supply from the primary line in 22.9KV from the SET of Rioja; (iv) Implement the SCADA system in the 60KV power SET of CSSA property for remote operational automation; And (v) Manage the Project-Execution of the Moyobamba New SET of 50 MVA, in 138 kV, which will be in operation together with the LL.TT project. Carhuaquero - Cáclic - Moyobamba 220 kV.